EXHIBIT 3.3

FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT

OF

SAXON REIT, INC.

Saxon REIT, Inc., a Maryland corporation (hereinafter referred to as the “Corporation”), having its principal office in the State of Maryland, c/o CSC-Lawyers Incorporating Services, 11 East Chase Street, Baltimore, Maryland, 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter in effect and as hereinafter amended and restated:

ARTICLE I.

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

SAXON REIT, INC.

ARTICLE II.

PURPOSES

The purpose for which the Corporation is formed is to transact any and all lawful business or other activity (including, without limitation or obligation, engaging in business as a REIT) for which corporations may be organized under the Maryland General Corporation Law as now or hereafter in force. For purposes of this Charter, “REIT” means a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).

ARTICLE III.

PRINCIPAL OFFICE IN MARYLAND

The present address of the principal office of the Corporation in the State of Maryland is:

CSC – Lawyers Incorporating Service Company

11 East Chase Street

Baltimore, Maryland 21202

ARTICLE IV.

RESIDENT AGENT

The name and address of the resident agent of the Corporation in the State of Maryland is:

CSC – Lawyers Incorporating Service Company

11 East Chase Street

Baltimore, Maryland 21202

Said resident agent is a Maryland corporation actually residing in the State of Maryland.

ARTICLE V.

STOCK

Section 5.1 Authorized Shares of Capital Stock

(a) Authorized Shares. The total number of shares of stock of all classes which the Corporation has authority to issue is one hundred and one million (101,000,000) shares of capital stock, of which 100,000,000 shares shall be designated common stock, $0.01 par value per share (“Common Stock”), and 1,000,000 shares shall be designated preferred stock, $0.01 par value per share (“Preferred Stock”), which may be issued in one or more classes or series as described in Section 5.3 hereof. The Common Stock and each class or series of the Preferred Stock shall each constitute a separate class of stock of the Corporation.

The Board of Directors of the Corporation (the “Board of Directors”) may classify and reclassify any unissued shares of Capital Stock (as defined below) in accordance with Section 5.4 hereof.

The Common Stock and Preferred Stock are collectively referred to herein as “Capital Stock.” The aggregate par value of all the Corporation’s authorized Capital Stock having par value is $101,000.00.

Section 5.2 Common Stock

(a) Subject to the provisions of Section 5.3 of this Article V and Article XI hereof, the Common Stock shall have the following preferences, voting powers, restrictions, limitations as to dividends and such other rights as may be afforded by law.

(i) Voting Rights. Except as may otherwise be required by law and subject to any preferences of any class or series of Capital Stock hereinafter classified or reclassified, each holder of Common Stock shall have one vote in respect of each share of Common Stock on all actions to be taken by the stockholders of the Corporation, and, except as otherwise provided in respect of any class or series of Capital Stock, hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock.

(ii) Dividend Rights. Subject to the provisions of law and any preferences of any class or series of Capital Stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class or series of the Corporation’s stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable and the holders of shares of Common Stock shall share ratably in any such dividends, in proportion to the number of shares of Common Stock held by them respectively, on a share for share basis.

(iii) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of Capital Stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation are entitled, together with the holders of any other class or series of Capital Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

Section 5.3 Preferred Stock

(a) The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued class or series of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation: the rate of dividends upon which and the times at which dividends on shares of such class shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which dividends on shares of such class shall be cumulative; the voting rights, if any, to be provided for shares of such class; the rights, if any, which the holders of shares of such class shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such class shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such class or series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such class or series and to increase or decrease the number of shares of any class or series prior to the issuance of shares of that class and to increase or decrease the number of shares of any class or series subsequent to the issuance of shares of that class or series, but not to decrease such number below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section 5.4 Classification and Reclassification of Capital Stock

(a) Subject to the provisions of this Charter, the power of the Board of Directors to classify and reclassify any of the unissued shares of Capital Stock shall include, without limitation, authority to classify or reclassify any unissued shares of such Capital Stock into shares of Common Stock or shares of a class or classes or series of Preferred Stock, preference stock, special stock or other stock, by determining, fixing, or altering one or more of the following:

(i) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section.

(ii) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(iii) Whether or not shares of such class or series shall have voting rights and, if so, the terms of such voting rights.

(iv) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(v) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(vi) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(vii) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any Capital Stock of the Corporation, or upon any other action of the Corporation, including action under Section 5.1 and this Section 5.4, and, if so, the terms and conditions thereof.

(viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and this Charter of the Corporation.

(b) For the purposes hereof and of any articles supplementary to this Charter providing for the classification or reclassification of any shares of Capital Stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of Capital Stock of the Corporation shall be deemed to rank:

(i) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(ii) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(iii) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

ARTICLE VI.

THE BOARD OF DIRECTORS

Section 6.1 Number. The number of directors of the Corporation shall initially be set at one (1), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than one (1) nor more than thirteen (13). The name of the director who shall act until the first annual meeting or until his successors are duly chosen and qualified is:

Michael L. Sawyer

Section 6.2 Election of Directors. The directors shall be elected at each annual meeting of stockholders to hold office until their successors have been duly elected and qualified. At each annual meeting at which a quorum is present, the persons receiving a plurality of the votes cast shall be directors.

Section 6.3 Removal of Directors; Vacancies. The stockholders may remove one or more directors, except a director elected by holders of a class or series of shares other than the Common Stock, only for cause. The number of votes cast for such removal must be at least two-thirds of all the votes entitled to be cast at an election of such directors. A director may be removed by the stockholders only at a meeting called for the purpose of removing such director and the meeting notice must state that the purpose, or one of the purposes of the meeting, is removal of such director. A vacancy on the Board of Directors, except a vacancy resulting from an increase in the number of directors or a vacancy resulting from a removal by the stockholders, may be filled by the affirmative vote of a majority of the remaining directors. Where there is a vacancy resulting from an increase in the number of directors, the vacancy may be filled by a majority of the directors then serving as directors of the Corporation. In the event of a vacancy on the Board of Directors among the directors elected by a class or series of stock other than Common Stock, such vacancy may be filled by a majority of the remaining directors elected by that class or series, or by the stockholders of that class or series unless otherwise provided in the articles supplementary for that series. In the case of a vacancy resulting from the removal of a director by the stockholders, such vacancy may be filled by the affirmative vote of at least two-thirds of all the votes entitled to be cast in the election of directors. Such vacancy shall be filled only until the next annual meeting of stockholders.

Section 6.4 Authorization by Board of Directors of Stock Issuances. The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of any class or series of Capital Stock, whether now or hereafter authorized, or securities convertible into any class or series of Capital Stock, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors (or without consideration in the case of a stock split or dividend) and without any action by the stockholders.

Section 6.5 REIT Qualification. Prior to the Restriction Termination Date (defined below), the Board of Directors shall have the right to take such actions as are necessary or appropriate, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that the Board of Directors shall not have any obligation to cause the Corporation to maintain its status as a REIT and if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article XI hereof is no longer required for REIT qualification.

Section 6.6 Bylaws. The Corporation’s Bylaws may be amended or repealed, and new Bylaws may be made only by action of the Board of Directors at any regular or special meeting of the Board of Directors.

ARTICLE VII.

SPECIAL MEETINGS

Special meetings of the shareholders may be called by the Board of Directors or any other person specified in the Bylaws, and shall be called by the Secretary upon written demand of the stockholders required to cast a majority of all votes entitled to be cast at the meeting.

ARTICLE VIII.

NO PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors of the Corporation, no holder of any shares of the stock of the Corporation shall have any preemptive or preferential right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

ARTICLE IX.

INDEMNIFICATION

Section 9.1 Applicability. To the maximum extent permitted by applicable law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of his or her service in that capacity, or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to, or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding by reason of his or her service in that capacity. To the maximum extent permitted by applicable law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Advancement of expenses pursuant to this Section 9.1 shall be made upon receipt by the Corporation of (i) a written undertaking by or on behalf of the director or officer to repay such advances or reimbursed expenses in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the director or officer of such director’s or officer’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

Neither the amendment nor repeal of this Section 9.1, nor the adoption or amendment of any other provision of the Charter inconsistent with this Section 9.1, shall apply to or affect the applicability of the preceding paragraph in any respect any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 9.2 Contractual Nature of Rights. The foregoing provision of this Article IX of this Charter shall be deemed to be a contract between the Corporation and each director and officer entitled to the benefits hereof at any time while this Article IX is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. If a claim for indemnification or advancement of expenses hereunder by a director or officer is not paid in full by the Corporation within (a) 60 days after the receipt by the Corporation of a written claim for indemnification, or (b) in the case of a director, 10 days after the receipt by the Corporation of documentation of expenses and the required undertaking, such director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such director or officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification or, in the case of a director, advancement of expenses, under this Article IX shall not be a defense to the action and shall not create a presumption that such indemnification or advancement is not permissible. It is the parties’ intention that if the Corporation contests any director’s, officer’s or non-officer employee’s right to indemnification, the question of such director’s, officer’s or non-officer employee’s right to indemnification shall be for the court to decide, and neither the failure of the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of such director, officer or non-officer employee is proper in the circumstances because the director, officer or non-officer employee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Corporation (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that the director, officer or non-officer employee has not met such applicable standard of conduct, shall create a presumption that such director, officer or non-officer employee has or has not met the applicable standard of conduct.

Section 9.3 Exclusivity, etc. The rights to indemnification and advancement of expenses set forth in this Article IX shall not be exclusive of any other right which any director, officer or non-officer employee may have or hereafter acquire under any statute, provision of the Charter or the Bylaws, agreement, vote of stockholders or otherwise.

Section 9.4 Partial Indemnification. If any director, officer or non-officer employee is entitled under any provision of this Charter to indemnification by the Corporation for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him or her in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify such director, officer or non-officer employee for the portion of such expenses, judgments, fines or penalties to which such director, officer or non-officer employee is entitled.

Section 9.5 Mutual Acknowledgement. By accepting any potential benefits under this Article IX each director, officer or non-officer employee acknowledges that in certain instances, Federal law or applicable public policy may prohibit the Corporation from indemnifying its directors, officers and employees under this Charter or otherwise.

Section 9.6 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer or non-officer employee against any liability of any character asserted against or incurred by the Corporation or any such director, officer or non-officer employee, or arising out of any such person’s corporate status, whether or not the Corporation would have the power to indemnify such person against such liability under the general laws of the State of Maryland or the provisions of this Article IX.

ARTICLE X.

LIMITATION ON LIABILITY

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted from time to time, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders, or any of them, for money damages. Neither the amendment nor the repeal of this Article X, nor the adoption of any other provision in this Charter inconsistent with this Article X, shall eliminate or reduce the protection afforded by this Article X to a director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article X would have accrued or arisen, prior to such amendment, repeal or adoption.

ARTICLE XI.

OWNERSHIP LIMITATION AND TRANSFER RESTRICTIONS

Section 11.1 Definitions. For purposes of this Article XI, the following terms shall have the following meanings; provided, however, that if such term is solely defined in this Section 11.1, it shall have such meaning for all the Articles of this Charter:

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person either directly or constructively through the application of section 544 of the Code, as modified by sections 856(h)(1)(B) and 856(h)(3)(A) of the Code and determined without respect to whether such ownership has the effect of meeting the stock ownership requirement of section 542(a)(2) of the Code. The terms “Beneficial Owner,” “Beneficially Owning,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean the beneficiary of the Trust as determined pursuant to Section 11.9 of this Article XI.

“Capital Stock” shall mean stock that is either Common Stock, Preferred Stock or any other class of capital stock of the Corporation classified or reclassified pursuant to Article V or this Article XI.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Excess Securities” shall have the meaning set forth in Section 11.4 of this Article XI.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such shares reported on the Nasdaq National Market, or, in case no such sale takes place on such day, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market on any national securities exchange in such shares selected by the Board of Directors or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

“Merger” shall mean the merger of Saxon Merger Corporation with and into Saxon Capital, Inc.

“Ownership Limit” shall mean the Beneficial Ownership of not more than 9.8% of the lesser of the aggregate number or the aggregate value of the outstanding shares of any class or series of Capital Stock, and after adjustment as set forth in Section 11.12 of this Article XI, shall mean such greater or lesser percentage of the outstanding Capital Stock as so adjusted. The number and value of shares of the outstanding Capital Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in section 642(c) of the Code, association, private foundation within the meaning of section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participated in a public offering or private placement of Capital Stock for a period of 90 days following the purchase by such underwriter of such Capital Stock.

“Purported Transferee” shall mean, with respect to any purported Transfer which results in Excess Securities, the purported transferee who would have acquired shares of Capital Stock, if such Transfer had been valid under Section 11.2 of this Article XI.

“Restriction Commencement Date” shall mean the first date on which the Corporation issues shares of Capital Stock.

“Restriction Termination Date” shall mean the first day of the taxable year as to which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Capital Stock (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock, but excluding the actual conversion or exchange of such securities or rights into Capital Stock and (c) any transfer or other disposition of any interest in Capital Stock as a result of a change in the martial status of the holder thereof), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have the correlative meanings.

“Trust” shall mean any trust created pursuant to Section 11.6 of this Article XI.

“Trustee” shall mean a banking institution designated by the Corporation as trustee for the Trust that is unaffiliated with either the Corporation or the Purported Transferee.

Section 11.2 Ownership Limitation

(a) Except as provided in Section 11.13 of this Article XI, from the Restriction Commencement Date and up to and including the Restriction Termination Date, no Person shall Beneficially Own any class of shares of the outstanding Capital Stock in excess of the Ownership Limit; provided, however, that the Ownership Limit shall not apply to any Person whose ownership of Capital Stock of the Corporation in excess of the Ownership Limit is approved by the Board of Directors. This limitation is subject to an exception for a holder of shares of Common Stock, who, solely by reason of the Merger, hold in excess of the Ownership Limit by share number, but would not own, directly or by attribution under the Code, more than 9.8% by value of outstanding Capital Stock of Saxon REIT as of the effective time of the Merger.

(b) Except as provided in Section 11.13 of this Article XI, from the Restriction Commencement Date and up to and including the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning any class of Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Capital Stock representing Beneficial Ownership of shares of any class of Capital Stock in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Capital Stock.

(c) Except as provided in Section 11.13 of this Article XI, from the Restriction Commencement Date and up to and including the Restriction Termination Date, any Transfer that, if effective, would result in the Capital Stock being beneficially owned (as provided in section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Capital Stock which would be otherwise beneficially owned (as provided in section 856(a) of the Code) by the intended transferee; and the intended transferee shall acquire no rights in such shares of Capital Stock.

(d) From the Restriction Commencement Date and up to and including the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of section 856(h) of the Code shall be void ab initio as to the Transfer of such shares of Capital Stock which would cause the Corporation to be “closely held” within the meaning of section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Capital Stock.

(e) Until the Restriction Termination Date, any Transfer that, if effective, would result in disqualification of the Corporation as a REIT shall be void ab initio as to the Transfer of such shares of Capital Stock; and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 11.3 Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a purported Transfer has taken place in violation of Section 11.2 of this Article XI or that a Person intends to acquire or Transfer or has attempted to acquire or Transfer Beneficial Ownership of Capital Stock of the Corporation in violation of Section 11.2, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any purported Transfers in violation of this Article XI shall automatically result in the designation and treatment described in this Article XI, irrespective of any action (or nonaction) by the Board of Directors.

Section 11.4 Excess Securities. At any time after the Restriction Commencement Date and up to and including the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation such that (x) any Person would Beneficially Own Capital Stock in excess of the applicable Ownership Limit and (y) any provision of Section 11.2 of this Article XI or any application of such provision is determined to be void, invalid, or unenforceable by any court having jurisdiction over the issue, then, except as otherwise provided in Section 11.13 of this Article XI, such shares of Capital Stock representing Beneficial Ownership of shares of Capital Stock in excess of such Ownership Limit (rounded up to the nearest whole share) shall constitute “Excess Securities” and be treated as provided in this Article XI. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure; provided, however, subject to the provisions of Section 11.13, shares of Capital Stock held by an underwriter in a public offering or private placement of shares, or in a transaction involving the issuance of shares by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will make a timely distribution of such shares to or among other holders such that, following such distribution, none of such securities will be Excess Securities, shall not constitute Excess Securities.

Section 11.5 Notice to Corporation. Any Person who acquires shares of Capital Stock in violation of Section 11.2 of this Article XI, or any Person who is a Purported Transferee such that Excess Securities results under Section 11.4 of this Article XI, shall immediately give written notice or, in the event of a proposed or attempted Transfer that would violate Section 11.2 of this Article XI, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 11.6 Trust for Excess Securities. All Excess Securities shall be transferred by operation of law to the Trustee of a Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Securities may later be transferred pursuant to Section 11.9 of this Article XI. Excess Securities that constitute Capital Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Transferee shall have no rights in any Excess Securities.

Section 11.7 No Distribution for Excess Securities. The Trustee, as holder of Excess Securities, shall pay any distributions (including dividends or distributions upon liquidation, dissolution or winding up) to the Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been purportedly Transferred so as to be deemed Excess Securities shall be paid to the Trust for the exclusive benefit of the Beneficiary.

Section 11.8 Voting or Exercise Rights for Excess Securities. The Trustee, as holder of Excess Securities, shall be entitled to vote on any matter and shall be entitled to exercise or convert any such securities into shares of Capital Stock. Effective as of the date that Excess Securities have been transferred to the Trustee, the Trustee will have the authority (at the Trustee’s sole discretion) (1) to rescind as void any vote cast by an Purported Transferee prior to the discovery by the Corporation that such shares have been Transferred to the Trustee and (2) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Beneficiary.

Section 11.9 Transfer of Excess Securities. The Trustee shall designate as beneficiary an organization described in sections 170(b)(1)(A) or 170(c) of the Code (a “Beneficiary”) of an interest in the Trust (representing the number of shares (as the case may be) of Excess Securities held by the Trust attributable to a purported Transfer that resulted in the Excess Securities), provided, the Excess Securities held in the Trust would not be Excess Securities in the hands of such Beneficiary. The Trustee must transfer the Excess Securities to a Person whose Beneficial Ownership will not adversely effect the Corporation’s qualifications as a REIT, within 20 days of receiving notice from the Corporation that such Excess Securities have been transferred to the Trust. The Trust may transfer Excess Securities if such shares of Capital Stock do not constitute Excess Securities in the hands of the new owner. Upon such a transfer, the Purported Transferee shall receive a price for such Excess Securities equal to the lesser of (i) the price per share such Purported Transferee paid for the Capital Stock in the purported Transfer that resulted in the Excess Securities (or, if the Purported Transferee did not give value for such Excess Securities (through a gift, devise or other transaction), a price per share equal to the Market Price for the shares of the Excess Securities on the date of the purported Transfer that resulted in the Excess Securities), and (ii) the price per share for the Excess Securities received by the Trust from the sale or other disposition of the Excess Securities to the new owner. Any net sales proceeds in excess of the amount payable to the Purported Transferee will be immediately paid to the Beneficiary.

If any of the foregoing restrictions on the transfer of Excess Securities are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Securities and to hold such Excess Securities on behalf of the Corporation.

If, prior to the discovery by the Corporation that shares of Capital Stock have been Transferred to the Trust, such shares are sold by a Purported Transferee, then the shares will be deemed to have been sold on behalf of the Trust and, to the extent that the Purported Transferee received an amount for the shares that exceeds the amount that such Purported Transferee was entitled to receive pursuant to the requirements set forth above, the excess will be paid to the Trustee upon demand.

Section 11.10 The Corporation’s Right to Repurchase. Excess Securities held in Trust will be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of the Excess Securities to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation has the right to accept such offer until the Trustee has transferred such Excess Securities. If the Excess Securities are sold to the Corporation, the interest of the Beneficiary in such Excess Securities will terminate and the Trustee will distribute the net proceeds of the sale to the Purported Transferee.

Section 11.11 Information for Corporation Until the Restriction Termination Date

(a) Every record owner of more than (1) 5.0%, or such lower percentage as required by the Code and applicable Treasury Regulations (during any period in which the number of stockholders of record is 2,000 or more) or (2) 1.0%, or such lower percentage as required by the Code and applicable Treasury Regulations (during any period in which the number of stockholders of record is greater than 200 but less than 2,000) or (3) 1/2%, or such lower percentage as required by the Code and applicable Treasury Regulations (during any period in which the number of stockholders is 200 or less) of the number or value of the outstanding shares of Capital Stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such record owner, the number of shares Beneficially owned, and a description of how such shares are held. Each such record owner shall also provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT.

(b) Each Person who is a Beneficial Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

Section 11.12 Increase in Ownership Limit. The Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that:

(a) Any decrease may be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

(b) The Ownership Limit may not be increased if, after giving effect to such increase, five Beneficial Owners of Common Stock could Beneficially Own, in the aggregate, more than 50.0% in value of the shares of Capital Stock then outstanding; and

(c) Prior to the modification of the Ownership Limit the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

Section 11.13 Waivers by Board. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion or advice of counsel and upon at least 15 days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit and upon such other conditions as the Board of Directors may direct, may waive the Ownership Limit with respect to such transferee.

Section 11.14 Legend. All certificates for shares of Capital Stock shall bear a legend referencing the restrictions on ownership and transfer as set forth in this Charter.

Section 11.15 Settlement. Nothing in this Article XI shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE, any other national securities exchange or The Nasdaq National Market system, but the Capital Stock which is the subject of such transaction shall continue to be subject to the terms of this Article XI subsequent to such settlement.

Section 11.16 Remedies Not Limited. Subject to Section 11.5 above, nothing contained in this Article XI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT. Without limiting the foregoing, the Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XI.

Section 11.17 Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition contained in Section 11.1, the Board of Directors shall have the power to determine the application of the provisions of this Article XI with respect to any situation based on the facts known to it.

Section 11.18 Severability. If any provisions of this Article XI or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE XII.

VOTING

Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in this Charter.

ARTICLE XIII.

RESERVATION OF RIGHTS

The Corporation reserves the right from time to time to make any amendments of its Charter which may now or hereafter be authorized by law and by this Charter, and all rights conferred upon stockholders herein are granted subject to this reservation, including any amendments changing the terms or contract rights, as expressly set forth in its Charter, or any of its outstanding stock by classification, reclassification or otherwise. This Article XIII, as well as the provisions contained in this Charter relating to restrictions on transferability of Common Stock, fixing the size of the board within the range set forth in this Charter, as well as the provisions relating to removal of directors, the filling of board vacancies, liability and indemnification of directors and officers, the calling of special shareholder meetings, amendment of this Charter, the authority of the Board of Directors to issue stock and the exclusive right of the Board of Directors to amend the Bylaws may be amended only by a resolution adopted by the Board of Directors and approved at an annual or special meeting of the stockholders by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. Other amendments to this Charter generally may be effected by requisite action of the Board of Directors and approval by stockholders by the affirmative vote of not less than a majority of the votes entitled to be cast on the matter.

ARTICLE XIV.

MERGER, CONSOLIDATION, SHARE EXCHANGE, AND

TRANSFER OF ASSETS

Subject to the terms of any class or series of Capital Stock at the time outstanding, the Corporation may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange, or may sell, lease or transfer all or substantially all of its assets within the meaning of the Maryland General Corporation Law, but any such merger, consolidation, share exchange, or sale, lease or transfer of assets must be approved by a majority of the entire Board of Directors and by a two-thirds vote of all shares entitled to be cast in the matter except that (A) any merger of the Corporation with or into a trust organized for the purpose of changing the Corporation’s form of organization from a corporation to a trust will require the approval of stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter provided that (1) the stockholders of the trust immediately following the merger are the same as the stockholders of the Corporation immediately prior to the merger and (2) the trust’s declaration of trust contains amendment provisions substantially equivalent to those contained in specified provisions of the Corporation’s Bylaws, and (B) no shareholder vote is required for certain mergers under provisions of the Maryland General Corporation Law.

ARTICLE XV.

LIMITATION ON POWERS

The enumeration and definition of particular powers of the Board of Directors included in the foregoing Articles shall in no way be limited or restricted by reference to or inference from the terms of any other Article of this Charter, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.

ARTICLE XVI.

DURATION

The duration of the Corporation shall be perpetual.

THIRD: The amendment to and restatement of this Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of this Charter.

FIFTH: The name and address of the current resident agent of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of this Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of this Charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, each having a par value of one cent ($0.01), all of one class. The aggregate par value of all shares of stock having par value was $100.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of this Charter is 101,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, each having a par value of one cent ($0.01), and 1,000,000 shares of Preferred Stock, each having a par value of one cent ($0.01), which may be issued in one or more classes. The aggregate par value of all authorized shares of stock having par value is $101,000.00.

NINTH: The undersigned President of the Corporation acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President, and attested by its Secretary on this          day of             , 2004.

ATTEST		SAXON REIT, INC.

By:		By:

Name:		Name:
Title:	Secretary	Title:	President